Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Corporate Finance and Head of Investor Relations 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Rob Fink Hayden - IR 646-415-8972 rob@haydenir.com

Ormat Technologies Files Restated Financial reports and files Q1 2018 financial report CONTAINING ADJUSTED RESULTS

RENO, Nev. June 19, 2018, Ormat Technologies, Inc. (NYSE: ORA) (“Ormat” or the “Company”) today announced that it has filed an amended (i) Form 10-Q for the period ending June 30, 2017 (ii) Form 10-Q for the period ending September 30, 2017 and (iii) Form 10-K for the year ending December 31, 2017 with the U.S. Securities and Exchange Commission (SEC) to restate its financial results for the second, third and fourth quarters of 2017 and for the full-year of 2017. In addition, the Company has filed its quarterly report on Form 10-Q for the period ending March 31, 2018 with the SEC containing adjustments from the amounts previously reported on May 7, 2018.

As previously reported, upon the recommendation of its Audit Committee, Ormat’s Board of Directors determined that the Company should restate prior period financial results based on the Company’s conclusion that there were errors in the income tax provision primarily relating to the Company’s valuation allowance based on the Company’s ability to utilize Federal tax credits in the U.S. prior to their expiration and the resulting impact on the Company’s deferred tax asset valuation allowance. Additionally, the Company netted certain deferred income tax assets and deferred income tax liabilities across different tax jurisdictions that are not permitted to be netted pursuant to U.S. generally accepted accounting principles (U.S. GAAP). The restatement impacted the “income tax (provision) benefit” line item in the Company’s statements of operations, with associated impacts to net income and earnings per share and the “deferred income taxes” line items on its balance sheet.

The previously reported revenue, net income before tax and adjusted EBITDA for the second, third and fourth quarters of 2017 and for the full-year of 2017 remained unchanged.

Scope of restatement

	Year Ended December 31, 2017		Three Months Ended December 31, 2017		Three Months Ended September 30, 2017		Three Months Ended June 30, 2017
	As Reported	As Restated	As Reported	As Restated	As Reported	As Restated	As Reported	As Restated
Income tax (provision) benefit	1.4	(21.7)	29.7	28.3	(11.0)	(6.2)	(6.4)	(32.8)
Net income	170.2	147.1	69.4	68.1	22.8	27.6	38.2	11.8

Net income attributable to the Company's stockholders	155.5	132.4	66.0	64.6	19.2	24.0	35.0	8.6
Diluted EPS:	3.06	2.61	1.29	1.27	0.38	0.47	0.69	0.17

Adjusted net income attributable to the Company’s stockholders[1]	151.9	155.2	66.0	64.6	21.1	25.9	29.5	29.5
Adjusted diluted EPS[1]	2.99	3.06	1.29	1.26	0.42	0.51	0.58	0.58

ORMAT TECHNOLOGIES, INC.
6225 Neil Road Reno, Nevada • +1-775-356-9029 • ormat@ormat.com	ormat.com

In connection with the restatement of the full-year 2017 financial statements, the Company also made revisions to the same line items in certain quarterly financial statements for 2016 and its full-year 2016 and 2015 financial statements.

Q1 2018

The Company has also filed its quarterly report on Form 10-Q for the period ending March 31, 2018 with the SEC. Within this report, the Company adjusted the income tax benefit for the first quarter of 2018 compared to the amount reported on May 7, 2018. As a result of this adjustment, the Company’s income tax benefit increased to $26.9 million compared to $2.1 million reported on May 7, 2018. The Company’s amended net income attributable to the Company's shareholders is $69.5 million, or $1.36 per diluted share, compared to $44.7 million, or $0.88 per diluted share, reported on May 7, 2018. The Company’s amended adjusted net income attributable to the Company's shareholders is $25.1 million, or $0.49 per diluted share, compared to $24.4 million, or $0.48 per diluted share, reported on May 7, 2018.

The previously reported revenue, net income before tax and adjusted EBITDA for the first quarter of 2018 remained unchanged.

($M)	Three Months Ended March 31, 2018
	As reported on May 7, 2018	As filed
Income tax benefit	2.1	26.9
Net income	49.4	74.3

Net income attributable to the Company's stockholders	44.7	69.5
Diluted EPS:	0.88	1.36

Adjusted net income attributable to the Company’s stockholders ’[2]	24.4	25.1
Adjusted diluted EPS [2]	0.48	0.49

In addition, during the first quarter of 2018, based upon continued analysis of the specific provisions of the “Tax Cuts and Jobs Act", specifically the newly created requirement that global intangible low-taxed income (GILTI) earned by controlled foreign corporations (CFCs) must be included currently in gross income of the CFC’s U.S. shareholder, the Company concluded it was more likely than not that the Section 78 gross up included in the GILTI calculation would provide an additional source of realization for the Company’s foreign tax credits and production tax credits. Accordingly, in the first quarter of 2018, the Company recorded a tax benefit of $44.4 million for the reduction of the valuation allowance related to foreign tax credits and production tax credits. In addition, due to the complexity of the new GILTI tax rules, the Company is continuing to evaluate this provision of the Act and the application of ASC 740. In May 2018, certain officials from the U.S. Department of the Treasury and the Internal Revenue Service made public comments about a plan to propose regulations related to GILTI that will confirm how to allocate certain income in the GILTI calculation. As a result, all or substantially all of the tax benefit of $44.4 million recorded by the Company for the period ended March 31, 2018 is expected to be reversed in the period ended June 30, 2018. The range of the ultimate adjustment in the second quarter results is dependent upon multiple variables and the release of additional guidance in future periods may require changes to the Company’s provisional estimates.

1 A reconciliation of Adjusted Net income attributable to the Company’s stockholders is set forth below in this release

2 Adjusted Net income attributable to the Company’s stockholders and diluted EPS for the first quarter of 2018 excludes the $20.3 million and $ 44.4 million tax benefits recorded for the reduction of the valuation allowance related to foreign tax credits and production tax credits as reported on May 7, 2018 and as filed, respectively.

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Furthermore, as previously reported, the Company identified a material weakness in its internal control over financial reporting related to accounting for income taxes. Management, with the oversight of the Audit Committee and the Board of Directors, continues to dedicate significant resources and efforts to improve the Company’s control environment and take steps to address the material weakness identified. These efforts are intended both to address the identified material weakness and to enhance the Company’s overall financial control environment.

About Ormat Technologies

With over five decades of experience, Ormat is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (REG), with the objective of becoming a leading global provider of renewable energy. The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 77 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 530 employees in the United States and 770 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 2,600 MW of gross capacity. Ormat’s current approximately 851 MW generating portfolio is spread globally in the U.S., Kenya, Guatemala, Indonesia, Honduras and Guadeloupe. In March 2017, Ormat expanded its operations to provide energy storage and energy management solutions, by leveraging its core capabilities and global presence as well as through its Viridity Energy Solutions, Inc. subsidiary, a Philadelphia-based company with nearly a decade of expertise and leadership in demand response, energy management and storage.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Form 10-K/A filed with the SEC on June 19, 2018 and Form 10-Q for the period ended March 31, 2018 filed with the SEC on June 19, 2018.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Reconciliation of adjusted net income attributable to the Company's stockholders

	Year Ended December 31, 2017		Three Months Ended December 31, 2017		Three Months Ended September 30, 2017		Three Months Ended June 30, 2017
	As Reported	As Restated	As Reported	As Restated	As Reported	As Restated	As Reported	As Restated
Net income attributable to the Company's stockholders	155.5	132.4	66.0	64.6	19.2	24.0	35.0	8.6
Adjusted for:
Tax benefit related to valuation allowance and other tax restructuring	(5.5)	20.9					(5.5)	20.9
One-time make whole premium paid in connection with the prepayment of OFC Senior Secured Notes and DEG loan	1.9	1.9			1.9	1.9
Adjusted net income attributable to the Company's stockholders	151.9	155.2	66.0	64.6	21.1	25.9	29.5	29.5

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Ormat Technologies, Inc. and Subsidiaries

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three-Month Periods Ended March 31, 2018 and 2017

(Unaudited)

	Three Months Ended March 31
	2018	2017
	(In thousands, except per share data)
Revenues:
Electricity	$132,489	$115,776
Product	48,672	74,122
Other	2,862	—
Total revenues	184,023	189,898
Cost of revenues:
Electricity	73,482	66,036
Product	33,726	49,452
Other	3,443	—
Total cost of revenues	110,651	115,488
Gross profit	73,372	74,410
Operating expenses:
Research and development expenses	1,108	602
Selling and marketing expenses	3,699	4,363
General and administrative expenses	13,849	9,949
Write-off of unsuccessful exploration activities	123	—
Operating income	54,593	59,496
Other income (expense):
Interest income	113	244
Interest expense, net	(14,344)	(14,923)
Derivatives and foreign currency transaction gains (losses)	(1,599)	1,338
Income attributable to sale of tax benefits	7,361	6,157
Other non-operating expense, net	(20)	(92)
Income before income taxes and equity in losses of investees	46,104	52,220
Income tax (provision) benefit	26,942	(11,004)
Equity in losses of investees, net	1,210	(1,599)

Net income	74,256	39,617
Net income attributable to noncontrolling interest	(4,748)	(4,423)
Net income attributable to the Company's stockholders	$69,508	$35,194

Earnings per share attributable to the Company's stockholders - Basic and diluted:
Basic:
Net Income	$1.37	$0.71

Diluted:
Net Income	$1.36	$0.70

Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	50,614	49,680
Diluted	51,051	50,491

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Ormat Technologies, Inc. and Subsidiaries

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of March 31, 2018, and December 31, 2017

(Unaudited)

	March 31,	December 31,
	2018	2017 (As Restated)

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$54,723	$47,818
Restricted cash, cash equivalents and marketable securities	50,332	48,825
Receivables:
Trade	103,580	110,410
Other	10,018	13,828
Inventories	20,069	19,551
Costs and estimated earnings in excess of billings on uncompleted contracts..	41,134	40,945
Prepaid expenses and other	42,274	40,269
Total current assets	322,130	321,646
Investment in an unconsolidated company	63,109	34,084
Deposits and other	21,205	21,599
Deferred income taxes	124,304	57,337
Deferred charges	—	49,834
Property, plant and equipment, net	1,723,560	1,734,691
Construction-in-process	345,563	293,542
Deferred financing and lease costs, net	4,922	4,674
Intangible assets, net	84,771	85,420
Goodwill	21,253	21,037
Total assets	$2,710,817	$2,623,864
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$103,551	$153,796
Short-term revolving credit lines with banks (full recourse)	38,500	51,500
Billings in excess of costs and estimated earnings on uncompleted contracts	10,458	20,241
Current portion of long-term debt:
Limited and non-recourse:
Senior secured notes	28,398	33,226
Other loans	21,495	21,495
Full recourse	2,809	3,087
Total current liabilities	205,211	283,345
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes	305,905	311,668
Other loans	237,245	242,385
Full recourse:
Senior unsecured bonds	303,469	203,752
Other loans	46,506	46,489
Liability associated with sale of tax benefits	42,622	44,634
Deferred lease income	50,745	51,520
Deferred income taxes	48,074	61,961
Liability for unrecognized tax benefits	9,074	8,890
Liabilities for severance pay	20,874	21,141
Asset retirement obligation	27,639	27,110
Other long-term liabilities	21,625	18,853
Total liabilities	1,318,989	1,321,748

Redeemable non-controlling interest	6,943	6,416

Equity:
The Company's stockholders' equity:
Common stock	51	51
Additional paid-in capital	890,485	888,778
Retained earnings (accumulated deficit)	410,758	327,255
Accumulated other comprehensive income (loss)	(909)	(4,706)
	1,300,385	1,211,378
Noncontrolling interest	84,500	84,322
Total equity	1,384,885	1,295,700
Total liabilities and equity	$2,710,817	$2,623,864

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Ormat Technologies, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA

For the Three-Month Periods Ended March 31, 2018 and 2017

(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for (i) termination fees, (ii) impairment of long-lived assets, (iii) write-off of unsuccessful exploration activities, (iv) any mark-to-market gains or losses from accounting for derivatives, (v) merger and acquisition transaction costs (vi) stock-based compensation, (vii) gains or losses from extinguishment of liability, (viii) gains or losses on sales of subsidiaries and property, plant and equipment and (ix) other unusual or non-recurring items. EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under U.S. GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or as an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with U.S. GAAP. EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following table reconciles net income to EBITDA and Adjusted EBITDA for the three-month periods ended March 31, 2018 and 2017.

	Three Months Ended March 31
	2018	2017

	(in thousands)
Net income	$74,256	$39,617
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	14,231	14,679
Income tax provision	(26,942)	11,004
Adjustment to investment in uncosolidated company:
our proportionate share in interest, tax and depreciation and amortization	3,530	—
Depreciation and amortization	29,437	25,542
EBITDA	$94,512	$90,842

Mark-to-market on derivatives instruments	962	(1,523)
Stock-based compensation	1,707	1,713
Merger and acquisition transaction cost	1,095	800
Write-off of unsuccessful exploration activities	123	—
Adjusted EBITDA	$98,399	$91,832

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